Exhibit 10.4.1

RIGHT OF FIRST REFUSAL AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”) is entered into the 18th day of August, 2004 (the “Effective Date”), by and between Covenant Place of Abilene, Inc., a Delaware corporation (“Covenant”), and Capital Senior Living Acquisition, LLC, a Delaware limited liability company (“Capital”).

W I T N E S S E T H:

     WHEREAS, Covenant is the owner of the real property more particularly described on Exhibit “A” attached hereto and made a part hereof for all purposes, and of the improvements thereon (the “Property”); and

     WHEREAS, the parties desire to evidence Covenant’s agreement to grant to Capital a right of first refusal to purchase a fee simple interest in the Property upon the occurrence of certain events and otherwise subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties have agreed and do hereby’ agree as follows:

     1. Restrictions on Transfer and Certain Definitions.

     (a) Covenant shall not Transfer any Property Interest without first complying with the terms and provisions of this Agreement.

     (b) For the purposes of this Agreement, (i) “Property Interest” means (A) with respect to the Property, any interest in the Property or in any portion of the Property, (B) with respect to Covenant, any interest in Covenant, (C) with respect to an Affiliate Property (as defined in Section 2(d) below), any interest in the Affiliate Property or in any portion of the Affiliate Property, and (D) with respect to an Affiliate Owner (as defined in Section 2(d) below), any interest in such Affiliate Owner, and (ii) “Transfer” means to sell, assign, lease, or otherwise transfer to any person or entity other than the Transferor’s lender.

     2. Right of First Refusal. Commencing on the Effective Date and continuing thereafter for a period of fifteen (15) years (the “Refusal Period”), Covenant shall not Transfer any Property Interest unless Covenant shall have first offered the Property Interest subject to the proposed Transfer to Capital in the manner and to the extent hereinafter set forth:

     (a) Third-Party Offer. If Covenant desires to effect a Transfer of a Property Interest (the “Third Party Offeror”) pursuant to a bona fide written offer (“Offer”), it shall send to Capital a written notice thereof (“Third Party Offer Notice”), which Notice shall include a true copy of the Offer.

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     (b) Capital Purchase Right. Capital shall have a prior right to purchase all of the Property Interest that is the object of the Offer (the “Capital Purchase Right”) on the terms and conditions set forth in this Agreement by sending written notice of Capital’s election to exercise the Capital Purchase Right (the “Capital Election Notice”) to Covenant within fifteen (15) days after Capital receives the Third Party Offer Notice. Exercise of the Capital Purchase Right in accordance with the terms and conditions of this Agreement shall entitle Capital to purchase the Property Interest on the identical terms and conditions set forth in the Offer except (i) with respect to the identity of the Purchaser, (ii) that the relevant time periods in the Offer (such as, for example, with respect to feasibility and due diligence periods, and closing) shall be extended by no more than thirty (30) days if Capital, j in its reasonable judgment, needs such additional time to close the purchase of the Property Interest and so notifies Covenant in a writing to such effect signed by an executive officer of Capital, and (iii) that if Capital delivers to Covenant the Capital Election Notice by no later than 5:00 p.m. Central Standard Time on February 18, 2007, the purchase price for the Property Interest subject to the Offer shall be the lesser of (i) the purchase price contained in the Offer, or (ii) Two Million Nine Hundred Seventy-Four Thousand One Hundred Forty-Three Dollars ($2,974,143) (the “Purchase Price”). The delivery to Covenant of a Capital Election Notice as provided herein shall constitute Capital’s obligation to purchase the applicable Property Interest in accordance with the terms and conditions of this Agreement and of the Definitive Agreement (as defined in subsection (c) below).

     (c) Consummation of Purchase and Sale of Property Interest. In the event that Capital exercises the Capital Purchase Right, the purchase and sale of the applicable Property Interest shall be consummated pursuant to the terms and conditions; set forth in a definitive agreement of purchase and sale that includes the terms And conditions of the Offer (as modified in accordance with subsection (b) above) and such other customary terms and conditions as the parties, acting reasonably, may agree (a “Definitive Agreement”).

     (d) Sale to Third Party Offeror. In the event that Capital fails timely to exercise the Capital Purchase Right in accordance with the terms and conditions of this Agreement (whether or not Capital has delivered a Capital Election Notice to Covenant), Covenant shall be free, in its sole discretion, to consummate the sale of the Property Interest to the Third Party Offeror pursuant to the terms and conditions of a definitive agreement of purchase and sale that includes the terms and conditions of the Offer; provided, however, that, in the event that the purchase and sale of the applicable Property Interest is not consummated within the time frame(s) provided in the Offer, then such Property Interest shall once again be subject to the terms and conditions of this Agreement. Notwithstanding anything in this Agreement or in any other agreement to the contrary, Covenant shall not be entitled to accept the Offer and to consummate the Transfer of any Property Interest (i) described in Section l(b)(i)(A) above unless (A) the Offer includes a Transfer of an analogous Property Interest in all of the properties listed in Schedule 1 attached hereto and made a part hereof (the “Affiliate Properties”) from the owners of such properties, which are affiliates of Covenant (the “Affiliate Owners”), and (B) Transfer of the Property Interest and of all such analogous Property Interests owned by the Affiliated Owners are consummated simultaneously, and (ii) described in Section

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l(b)(i)(B) above unless (A) the Offer includes a Transfer of an analogous Property Interest in all Affiliate Owners, and (B) Transfer of the Property Interest and of all such analogous Property Interests of all such Affiliate Owners are consummated simultaneously. Notwithstanding anything in this Agreement or in any other agreement; to the contrary, the Capital Purchase Right shall apply only in the event that Capital duly exercises such right (or an analogous right) with respect to all Property Interests that are the subject of the Offer.

     3. Transfer Contrary to Agreement. Any purported Transfer in violation of any provisions of this Agreement shall be void and ineffectual, shall not operate to transfer any interest or title to the purported transferee and shall give Capital an option to purchase such Property Interest in the manner and on the terms and conditions provided for herein.

     4. Termination. This Agreement (and the Capital Purchase Right) shall terminate and be of no further force or effect upon the earliest to occur of the following events:

     (a) the written agreement of Covenant and Capital (or, to the extent applicable, of their respective successors and permitted assigns);

     (b) upon the Transfer of Covenant of all of a Property Interest in accordance with the terms and conditions of this Agreement, such that Covenant no longer owns, directly or indirectly, any of such Property Interest;

     (c) Capital shall have delivered a Capital Exercise Notice to Covenant as to a Property Interest and thereafter shall have failed to consummate the closing of the purchase and sale of the subject Property Interest in violation of the terms and conditions of the Definitive Agreement; and

     (d) the expiration of the Refusal Period.

     5. Assignment. Covenant may not assign its obligations under this Agreement without Capital’s prior written consent; provided that Covenant shall be entitled to assign such obligations to Covenant’s lender without prior notice to or the consent of Capital. Capital may assign its obligations under this Agreement only to an affiliate of Capital or to any entity in which Capital owns ten percent (10%) or more of the equity interest, with such assignment to be effective as to Covenant only upon Covenant’s receipt of written notice thereof from Capital in accordance with the terms and conditions of this Agreement. Subject to the remaining provisions of this Section 5, this Agreement shall be binding upon and inure to the benefit of each of the parties Thereto and their respective successors and permitted assigns.

     6. Recordation. A memorandum of this Agreement, reasonably satisfactory in form and substance to Covenant and Capital, shall be executed and acknowledged by Covenant and Capital and recorded in the real property records in which the Property is located.

     7. Alternative Dispute Resolution.

     (a) In the event of any dispute, controversy, or claim arising out of or in connection; with this Agreement or with the transactions contemplated hereby, or with

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the breach or alleged breach hereof, in each case whether sounding in contract, tort, or otherwise (each a “Dispute”), the parties shall settle such Dispute in accordance with the provisions of this Section 7.

     (b) Upon the occurrence and during the continuation of a Dispute, the parties agree first to attempt to settle such Dispute amicably through consultation and negotiation between their respective executive officers.

     (c) Upon the occurrence and during the continuation of any Dispute that remains unresolved notwithstanding compliance with Section 7(ii) above, the parties agree to attempt to settle such Dispute through non-binding mediation conducted by a mediator with at least five (5) years of mediation experience who has been qualified under the Texas Alternative Dispute Resolution Act and who has knowledge regarding real estates operations (a “Mediator”). In the event that the parties cannot agree on a single Mediator, then each of the parties shall select a Mediator, and the two (2) Mediators thus selected shall select a single Mediator to hear the Dispute. Each of the parties shall pay one-half (1/2) of the aggregate fees and expenses of the mediation.

     (d) Any Dispute that remains unresolved notwithstanding compliance with Sections 7(ii) and 7(iii) above, or any Dispute with respect to which one or more parties shall fail to comply in all material respects with the requirements of, such Sections 7(ii) and/or 7(iii) promptly following the written request of the other party, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its “R-Series” Commercial Arbitration Rules, as supplemented and modified by its “E-Series” Commercial Arbitration Rules (or under such other AAA rules as may then apply with respect to Expedited arbitration), and judgment on the award (the “Award”) rendered by the arbitrators) (the “Arbitrator”) may be entered in any court having jurisdiction thereof. The parties] agree to and mutually request an oral hearing of the Dispute. The Arbitrator must have at least five (5) years of arbitration experience and have knowledge regarding real estate operations.

     (e) The parties expressly agree that, prior to the appointment of the Arbitrator, nothing in this Agreement shall prevent a party from applying to a court that otherwise would be of competent jurisdiction solely to obtain a preliminary injunction or other similar provisional or interim relief to maintain the status quo. Upon appointment of the Arbitrator, the Arbitrator shall have sole jurisdiction to hear any such applications, except that any such provisional or interim measures that the Arbitrator may order may be immediately and specifically enforced by a court that otherwise would be of competent jurisdiction.

     (f) Each of the parties shall pay one-half (1/2) of the aggregate fees and expenses of the arbitration, and all other fees and expenses (such as, for example, attorney and accounting fees, actuarial and other experts) shall be paid by the party incurring them; provided, however, that a party prevailing on substantially all of its claims shall be entitled to reasonable attorneys’ fees, costs, and other disbursements in addition to any other relief to which such party may be entitled.

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     (g) The place of any arbitration instituted under this Section 7 shall be Dallas, Texas. Each party consents to jurisdiction in such forum.

     8. Non-Disclosure. The parties shall use reasonable efforts to not disclose the existence or contents of this Agreement to third parties except to the extent required in order to discharge their respective duties and obligations hereunder and except as provided in Section 6 above. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Capital may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case Capital will use its reasonable best efforts to advise and solicit input from Covenant prior to making the disclosure).

     9. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall bel deemed (i) duly given if (A) it is faxed to the intended recipient as set forth below, and (B) thereafter it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, and (ii) duly received upon actual receipt:

	If to Grantor:	Copy to:

	Covenant Place of Abilene, Inc.	Brian D. Bowden, Esq.
	5601 Bridge Street, Suite 504	Brian D. Bowden, P.C.
	Fort Worth, Texas 76112	2900 Westridge Avenue
	Attn: Mr. Robert Bullock	Fort Worth, Texas 76116
	Fax: 817-446-0923	Fax: 817-732-7722

	If to Grantee:	Copy to:

	Capital Senior Living Acquisition, LLC	Jeffrey L. Fisher, Esq.
	14160 Dallas Parkway, Suite 300	Geary, Porter & Donovan, P.C.
	Dallas, Texas 75254	16475 Dallas Parkway, Suite 500
Attn:	Mr. James A. Stroud and	Addison, Texas 75001
	Mr. David R. Brickman	Fax: 972-931-9208
Fax: 972-770-5666

     Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with e domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

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     11. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     13. Gender and Number. Whenever the context requires, all words in this Agreement in one gender shall be deemed to include the other genders, all singular words shall include the plural, and all plural words shall include the singular.

     14. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Covenant and Capital. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     15. Incorporation of Exhibits. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

     16. Entire Agreement. This Agreement (including the exhibits attached hereto) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

     17. Timing. Time is of the essence in the parties’ performance of their respective obligations under this Agreement.

     18. No Restriction on Covenant’s Discretion with respect to Offer. Notwithstanding anything in this Agreement to the contrary, Covenant shall have the right, in its sole and absolute discretion and for any reason or for no reason, to refuse to enter into discussions with respect to, or to accept, any Offer, even though such refusal prevents Capital from being entitled to exercise the Capital Purchase Right.

     19. Brokerage Commission. In the event that Capital elects to exercise the Capital Purchase Right, and upon the closing, funding and sale of the Property Interest to Capital, then SSM, Inc. shall be entitled to a brokerage fee of one percent (1%) of the purchase price. The one percent (1%) fee shall be split between Covenant and Capital, and be paid at closing.

     IN WITNESS WHEREOF, the parties have entered into this Right of First Refusal Agreement as of the date first above written.

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COVENANT PLACE OF ABILENE, INC.
By:	/s/ Robert Bullock
Robert Bullock, Executive Vice President

CAPITAL SENIOR LIVING ACQUISITION, LLC
By:	/s/ James A. Stroud
James A. Stroud, Chairman of the Company

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